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                                  EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statement on Form S-3 (No. 33-62787) and Form S-4 (333-03107) and in the Registration Statements on Form S-8 (Nos. 33-57083, 33-57077, 33-57081, 33-64553, 333-10389 and 333-17891) of AirTouch
Communications, Inc. of our report dated February 25, 1997 appearing on page 27 of the Annual Report to Stockholders which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule listed in Item 14(a) of this Form 10-K, which appears on page X-1 of this Form 10-K.



/s/ PRICE WATERHOUSE LLP

San Francisco, California
March 20, 1997